UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2011

LIBERTY PROPERTY TRUST

LIBERTY PROPERTY LIMITED PARTNERSHIP

(Exact name of registrant specified in its charter)

Maryland Pennsylvania	1-13130 1-13132	23-7768996 23-2766549
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Chesterfield Parkway Malvern, PA	19355
(Address of principal executive offices)	(Zip Code)

Registrants’ telephone, including area code: (610) 648-1700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 1.01.              Entry Into a Material Definitive Agreement.

On November 30, 2011, Liberty Property Trust (the “Trust”), acting as the General Partner of Liberty Property Limited Partnership (the “Operating Partnership,” and together with the Trust, the “Registrants”), and the institutional investor named therein (the “Investor”), executed an Ninth Amendment to the Operating Partnership’s Second Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”).

Pursuant to the Ninth Amendment, the Partnership Agreement has been amended to (i) establish two series of Partnership Interests in the Partnership, designated, respectively, the “4.00% Series I-1 Cumulative Redeemable Preferred Partnership Interests” (the “Series I-1 Units”) and the “6.25% Series I-2 Cumulative Redeemable Preferred Partnership Interests” (the “Series I-2 Units”) and (ii) reflect certain other matters set forth in such Ninth Amendment.

Item 3.02               Unregistered Sales of Equity Securities.

Pursuant to the Ninth Amendment, the Operating Partnership issued and sold 362,369.260 Series I-1 Units and 301,500.07 Series I-2 Units, which have a stated value of $25 per unit, or approximately $16.6 million in the aggregate.  The Units were part of the consideration for a property contributed to the Operating Partnership by the Investor. These units were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY PROPERTY TRUST

	By:	/s/ George J. Alburger, Jr.
		Name:	George J. Alburger, Jr.
		Title:	Chief Financial Officer

LIBERTY PROPERTY
LIMITED PARTNERSHIP

	By:	Liberty Property Trust, its sole
General Partner

	By:	/s/ George J. Alburger, Jr.
		Name:	George J. Alburger, Jr.
		Title:	Chief Financial Officer

Dated: December 1, 2011